UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2012

MERITOR, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
Troy, Michigan
(Address of principal executive offices)

48084-7186
(Zip code)

Registrant’s telephone number, including area code: (248) 435-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

The information set forth in Item 2.03 below is incorporated in this Item 1.01 by reference.

Item 2.03. Creation of a Direct Financial obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Meritor, Inc. (the “Company”) announced that on March 15, 2012, a subsidiary of the Company, Meritor Heavy Vehicle Systems Cameri S.P.A. (the “Italian Subsidiary”), entered into an arrangement to sell the Italian Subsidiary’s trade receivables from AB Volvo and AB Volvo’s European subsidiaries. Under this arrangement, which expires in March 2017, the Italian Subsidiary may sell, at any point in time, up to €30 million of eligible trade receivables. The purchase price for the receivables under this program is the net face value of such receivables, discounted for the period of time from the date of sale to the anticipated date of payment at a rate equal to EURIBOR plus 1.08 percent per annum. The receivables sold under this program are excluded from the Company’s consolidated balance sheet. The commitment is subject to standard terms and conditions for these types of arrangements including a sole discretion clause whereby the bank retains the right to not purchase receivables.

This arrangement is intended to effect an absolute transfer of the relevant receivables, and contains representations, warranties and covenants typical for such a transaction. It is also cross-defaulted to the Company’s senior secured credit facility, and contains other customary events of default. For a further description of the covenants set forth in Meritor’s senior secured credit facility, please see Note 17 of the Notes to Consolidated Financial Statements and the discussion under the heading “Liquidity” in Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Meritor’s report on Form 10-Q for the quarterly period ended January 1, 2012.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.

Date:	By:	/s/ Vernon G. Baker, II
March 15, 2012
Vernon G. Baker, II
Senior Vice President and General Counsel